Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:
(1)Registration Statement (Form S-3 No. 333-257571) of eHealth, Inc.,
(2)Registration Statement (Form S-8 No. 333-248129) pertaining to the 2020 Employee Stock Purchase Plan of eHealth, Inc.,
(3)Registration Statements (Forms S-8 No. 333-232252 and No. 333-196675) pertaining to the 2014 Equity Incentive Plan of eHealth, Inc., and
(4)Registration Statement (Form S-8 No. 333-260144) pertaining to the 2021 Inducement Plan of eHealth, Inc.;

of our reports dated March 1, 2022, with respect to the consolidated financial statements of eHealth, Inc. and the effectiveness of internal control over financial reporting of eHealth, Inc. included in this Annual Report (Form 10-K) of eHealth, Inc. for the year ended December 31, 2021.

/s/ Ernst & Young LLP

Redwood City, California
March 1, 2022